NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Appoints Jonathan Zaffino to Position of Executive Vice President

HAMILTON, Bermuda – September 12, 2017 -- Everest Re Group, Ltd. (NYSE:RE) announced today that Jonathan M. Zaffino, President of the North America Insurance Division and Senior Vice President of Everest Re Group, Ltd., has been appointed Executive Vice President of Everest Re Group, Ltd.

Mr. Zaffino joined Everest in 2015 as President of Everest National Insurance Company / U.S. Insurance Operations, and in 2016, he was named President of the North America Insurance Division where he assumed oversight of our Canadian Insurance Operation as well as our Accident & Health department and Insurance Claims operation.

Mr. Dominic J. Addesso, President and Chief Executive Officer of Everest Re Group, Ltd. said "Jon continues to be instrumental to the success of our organization and has successfully transformed our insurance operations with an expanded geographic reach and an enhanced infrastructure.  This appointment reflects the confidence that our Board and I continue to place in Jon."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), dac, provides reinsurance to non-life insurers in Europe. Everest Insurance® refers to the primary insurance operations of Everest Re Group, Ltd., and its affiliated companies which offer property, casualty and specialty lines insurance on both an admitted and non-admitted basis in the U.S. and internationally. The Company also operates within the Lloyd's insurance market through Syndicate 2786. In addition, through Mt. Logan Re, Ltd., the Company manages segregated accounts, capitalized by the Company and third party investors that provide reinsurance for property catastrophe risks. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

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